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                                   EXHIBIT (9)

                         OPINION AND CONSENT OF COUNSEL

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           [Transamerica Financial Life Insurance Company Letterhead]

April 1, 2004

Transamerica Financial Life Insurance Company
4333 Edgewood Road N.E.
Cedar Rapids, Iowa 52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form N-4 by Transamerica Financial Life Insurance Company and Separate Account VA QNY with the Securities and Exchange Commission covering individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1. Transamerica Financial Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of New York.

2. Separate Account VA QNY is a duly authorized and existing separate account established pursuant to the provisions of Section 4240 of the New York Insurance Code.

3. The Individual Variable Annuity Contracts have been duly authorized by Transamerica Financial Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Financial Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY


/s/ Darin D. Smith
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Darin D. Smith
Assistant General Counsel
Financial Markets Group